Exhibit 4.3

                       AQUAPENN SPRING WATER COMPANY, INC.
                             1989 STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT

           Pursuant to the AquaPenn Spring Water Company, Inc. 1989 Stock Option Plan (the "Plan"), an option and right to purchase not more than a total of four hundred and fifty thousand (450,000) shares of no par value common stock (the "Stock") of AquaPenn Spring Water Company, Inc., a Pennsylvania business corporation ("AquaPenn"), is hereby granted to Geoffrey F. Feidelberg (the "Optionee") under and subject to the following terms and conditions:

           1. During the first twelve (12) months after September 25, 1989 (the "Effective Date"), the Optionee may purchase up to sixty thousand (60,000) shares of Stock; however, the Optionee may not exercise such purchase right before the expiration of six (6) months after the date of this Agreement. In addition, on each of the succeeding six (6) anniversaries of the Effective Date, an additional sixty thousand (60,000) shares of Stock shall become available for the Optionee's purchase hereunder, and upon the seventh (7th) anniversary of the Effective Date, an additional thirty thousand (30,000) shares of Stock shall become available for the Optionee's purchase hereunder. The Optionee's right to purchase up to four hundred fifty thousand (450,000) shares of Stock as



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above provided in this paragraph shall be cumulative; for example, if the
Optionee purchases 50,000 shares of the 180,000 shares of Stock available for purchase as of the third anniversary of the Effective Date, the Optionee would be entitled to purchase up to 190,000 shares of Stock until the fourth anniversary of the Effective Date, and upon the fourth anniversary, the Optionee would be entitled to purchase 250,000 shares of Stock.

           2. This Agreement and the option and right to purchase Stock hereunder shall terminate at 11:59 o'clock p.m. on September 24, 1999, or at such earlier time as may be provided in this Agreement, or if earlier, when the option to purchase Stock hereunder has lapsed or been exercised or cancelled under the provisions of this Agreement or the provisions of the Plan; upon termination of this Agreement, any unexercised option or right to purchase Stock hereunder shall expire and the Optionee shall have no further rights under this Agreement. Provided however, that a termination of this Agreement or lapse or cancellation of the option hereunder shall not terminate, limit or affect AquaPenn's right of repurchase under paragraph 4(b) of this Agreement, which right of repurchase shall survive as provided in said paragraph 4(b).

           3. If at any time while this Agreement is in effect, the Optionee's employment with AquaPenn is terminated by AquaPenn without cause under the provisions of paragraph 10(b) of the Employment Agreement, the Optionee (or the duly qualified personal representative of his estate, to the extent permitted by applicable

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law) then may purchase up to four hundred and fifty thousand (450,000) shares of
Stock, minus the number of shares of Stock previously purchased by the optionee under this Agreement. Such option to purchase shall expire on the third (3rd) anniversary of the effective date of such termination of the Optionee's employment and if not exercised by that time, such option and this Agreement shall lapse and terminate.

           4. (a) If at any time while this Agreement is in effect, the Optionee's employment with AquaPenn terminates for any reason other than by AquaPenn without cause (including without limitation a termination of employment due to the Optionee's death), the Optionee (or the duly qualified personal representative of his estate, to the extent permitted by applicable law) then may purchase under this Agreement up to that number of shares of Stock that is equal to thirty thousand (30,000) shares of Stock multiplied by the number of twelve (12) month time periods (including any part of a twelve-month period) beginning with the Effective Date and ending with the effective date of such termination of the Optionee's employment, but in no event more than three hundred thousand (300,000) shares of Stock, minus the number of shares of Stock previously purchased by the Optionee under this Agreement. Such option to purchase shall expire on the sixtieth (60th) day after the effective date of such termination of the Optionee's employment and if not exercised by that time, such option and this Agreement shall lapse and terminate. For example, if the optionee terminates his employment nine weeks after the

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third anniversary of the Effective Date, the Optionee then would be entitled to purchase within the next 60 days 120,000 shares of Stock less what he already had purchased under this Agreement.

           (b) If prior to such a termination of the Optionee's employment with AquaPenn for any reason other than by AquaPenn without cause (including without limitation a termination of employment due to the Optionee's death), the Optionee has purchased more shares of Stock than he would be entitled to purchase under paragraph 4(a) above, AquaPenn shall have the right to purchase from the Optionee (and his purchasers, transferees, assignees and any other persons to whom the Optionee may have disposed of his shares of Stock in any manner, and the Optionee's personal and legal representatives, estate, heirs and testamentary beneficiaries) any or all of the shares of Stock purchased by the Optionee under this Agreement in excess of the number of shares of Stock that the Optionee is entitled to purchase under paragraph 4(a) above. Such right to repurchase by AquaPenn shall be at the same per share purchase price as was paid by the Optionee for each such excess share of Stock, and shall expire on the sixtieth (60th) day after the effective date of such termination of the Optionee's employment (and if not exercised by that time, shall be of no further force or effect).

           5. Notwithstanding the preceding provisions hereof, if while this Agreement is in effect: (a) AquaPenn or its stockholders execute an agreement to dispose of all or substantially all of AquaPenn's assets or capital stock by means of sale, merger,

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consolidation, reorganization, liquidation or otherwise, as a result of which
AquaPenn's stockholders as of immediately before such transaction will not own more than forty-nine percent (49%) of the total combined voting power of all classes of voting capital stock of the surviving entity (be it AquaPenn or otherwise) immediately after the confirmation of such transaction, or (b) there is a change in the ownership of fifty-one percent (51%) or more of all classes of voting capital stock of AquaPenn through the acquisition of, or an offer to acquire such percentage of AquaPenn's voting capital stock by any person or entity, or persons or entities acting in concert or as a group, and such acquisition or offer has not been duly approved by the Board, or (c) there is a public offering of the common stock of AquaPenn, and in any such case (a, b or c above) the employment of the Optionee with AquaPenn continues and then is in effect under that certain Employment Agreement between AquaPenn and the Optionee dated September 21, 1989 (the "Employment Agreement"), the Optionee's right to purchase Stock under paragraph 1 above shall be accelerated (without further action) so that the Optionee may purchase immediately under this Agreement up to four hundred fifty thousand (450,000) shares of Stock, minus the number of shares of Stock previously purchased by the Optionee under this Agreement. Provided, that if while this Agreement is in effect, the Optionee's employment with AquaPenn for any reason terminates at any time subsequent to any of the events described in (a, b or c) in the immediately preceding sentence, the

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Optionee's option to purchase Stock under this paragraph 5 shall remain in effect only until:

                    a) the third (3rd) anniversary of the effective date of such termination of the Optionee's employment, if such termination of employment is by AquaPenn without cause under the provisions of paragraph 10(b) of the Employment Agreement, and if not exercised by that time, such option and this Agreement shall lapse and terminate; or

                    b) the sixtieth (60th) day after the effective date of such termination of the optionee's employment, if such termination of employment occurs for any reason other than by AquaPenn without cause (including without limitation a termination of employment due to the Optionee's death), and if not exercised by that time, such option and this Agreement shall lapse and terminate.

Any shares of Stock actually purchased by the Optionee pursuant to his exercise of the accelerated rights above provided in this paragraph 5 shall not be subject to AquaPenn's right of repurchase under paragraph 4(b) of this Agreement.

           6. All share certificates for Stock issued pursuant to the exercise of the option to purchase under paragraph 1 above shall be conspicuously endorsed with a legend providing notice of AquaPenn's right of repurchase under paragraph 4(b) above.

           7. The option price for each share of Stock purchased under this Agreement, regardless of when purchased, shall be $1.50 per share, the fair market value of the Stock as of the date of this

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Agreement. Any exercise of the option to purchase Stock under this Agreement and payment of such option price for the Stock being purchased shall be made in the manner provided in paragraph 10 of the Plan.

           8. The option and right granted to the Optionee under this Agreement shall be exercisable during the Optionee's lifetime only by the Optionee, and shall not be salable, transferable or assignable in any manner by the Optionee except by his or her Will or pursuant to applicable laws of descent and distribution.

           9. It is intended that the Optionee's option and right to purchase Stock under this Agreement shall be an incentive stock option qualified under Sections 421 and 422A of the Internal Revenue Code of 1986, as amended, to the fullest extent permitted by said Sections and the rules and regulations promulgated thereunder.

           10. Except as otherwise hereinbefore provided, this Agreement and the option to purchase Stock hereunder are subject to all of the terms, conditions and provisions of the Plan, a copy of which has been furnished to and received by the Optionee. The provisions of this Agreement shall be construed under and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Where used in this Agreement, the words "hereunder", "herein" and other similar compounds of the word "here" shall mean and refer to this entire Agreement and not to any particular paragraph or provision of this Agreement.

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           IN WITNESS WHEREOF, pursuant to the Plan, AquaPenn Spring Water
Company, Inc. and Geoffrey F. Feidelberg, each intending to be legally bound hereby, have duly executed this Agreement as of the 1st day of May, 1990.

ATTEST:                                      AQUAPENN SPRING WATER COMPANY, INC.

/s/ Pamela M. Law                            By: /s/ Edward J. Lauth
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Pamela M. Law                                   Edward J. Lauth, III
Assistant Secretary                             President



WITNESS:                                     OPTIONEE:

/s/ Paula Boone                              /s/ Geoffrey F. Feidelberg
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                                             Geoffrey F. Feidelberg


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